Exhibit 10.21

June 30, 2022

Saumen Chakraborty

Sumeru Global Digital Technology Fund, LP

VIA EMAIL

Dear Mr. Chakraborty:

I am writing this letter regarding the Series A Preferred Stock Purchase Agreement dated March 03, 2022 (the “Agreement”) by and between Sumeru Global Digital Technology Fund, LP (“Sumeru”) and Adamas One Corp. (“Adamas”), pursuant to which Sumeru agreed to purchase Series A Convertible Preferred Stock from Adamas (“Adamas Preferred Stock”).

As you are aware, section 1.2(a) of that Agreement provides the following with regard to Adamas’s right to termination:

“The initial tranche purchase and sale will be for 2,300,000 Shares for the total sum of Eleven Million Five Hundred Thousand ($11,500,000.00) USD, to Purchaser. The initial tranche purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at Scottsdale, Arizona, 5:00 p.m., on or within 60 (sixty) days from the Execution Date or at such other time and place as the Company and the Purchaser mutually agrees upon, orally or in writing (which time and place are designated as the “Initial Tranche Closing”).”

As stated above, the Initial Tranche Closing of the purchase and sale of 2,300,000 Adamas Preferred Stock was to take place “on or within 60 (sixty) days from the Execution Date.” The Initial Tranche Closing did not occur within 60 days of the Execution Date of the Agreement. Therefore, Adamas has the right to terminate and cancel the Agreement and all related documents in accordance with the terms provided therein.

Please be advised that this letter serves as written notice that Adamas is hereby terminating the Agreement. As a result, the Agreement shall be deemed void ab initio and of no further force and effect. Adamas does not in any way waive or release any remedies available under the law, now or in the future.

Thank you very much for your time, effort and consideration in support of this matter. Please do not hesitate to contact me in case you have any additional comments or questions.

Sincerely,

/s/ Jay Grdina

Jay Grdina

CEO

Adamas One Corp.

17767 N. Perimeter Drive, Suite B115, Scottsdale, AZ 85255